                                                                     EXHIBIT 4.4


THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND NO TRANSFER OF SUCH SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND OF ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, OR (B) PURSUANT TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

                       FORM OF WARRANT TO PURCHASE STOCK

Corporation:                 Novatel Wireless, Inc.

Number of Shares:            [_______] (subject to increase as provided below)

Class of Stock:              Common Stock, par value $0.001 per share

Initial Exercise Price:      $0.70 (subject to adjustment as provided below)

Issue Date:                  [March 12, 2003][or][INSERT ISSUE DATE FOR WARRANTS
                             ISSUED AFTER FIRST CLOSING]

Expiration Date:             [September 12, 2008][or][INSERT ISSUE DATE PLUS 5.5
                             YEARS FOR WARRANTS ISSUED AFTER FIRST CLOSING]

         THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, [________________] ("Holder"), is entitled to purchase the number of fully paid and nonassessable shares of Common Stock (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to ARTICLE 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.        EXERCISE.

         1.1 Method of Exercise. Commencing [SEPTEMBER 12, 2003][OR][INSERT ISSUE DATE PLUS 6 MONTHS FOR WARRANTS ISSUED AFTER FIRST CLOSING], Holder may exercise this Warrant in whole or in part from time to time by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in

                  Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

         1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant or portion thereof minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share; provided, however, the Holder shall not be entitled to exercise this Warrant pursuant to this Section 1.2 prior to the first anniversary of the Issue Date of this Warrant. The fair market value of the Shares shall be determined pursuant to Section 1.2.1.

                  1.2.1 Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall initially determine fair market value in its reasonable good faith judgment. The Company shall provide the Holder with written notice (within 10 days after delivery of the Notice of Exercise) of its fair market value determination. If the Holder objects to the determination within 10 days after delivery by the Company of its fair market value determination, the Holder may either (i) rescind its Notice of Exercise in which case no exercise shall be deemed to have occurred, or (ii) request that the fair market value be determined pursuant to the Appraisal Procedure (as defined below), which determination shall be binding on the Holder and the Company.

         1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

         1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

         1.5      Assumption on Sale, Merger, or Consolidation of the Company.

                  1.5.1 "Acquisition". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the

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                           assets of the Company, or any reorganization,
                           consolidation, or merger of the Company in which the Company shall not be the continuing or surviving entity of such consolidation or merger.

                  1.5.2 Assumption of Warrant. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.

ARTICLE 2.        ADJUSTMENTS TO THE WARRANT PRICE AND NUMBER OF SHARES.

         2.1 Definitions. As used in this ARTICLE 2, the following terms have the following respective meanings:

                  2.1.1 "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company (including those deemed issued pursuant to Section 2.3) after March 12, 2003 for any reason, including without limitation as a result of sales of Common Stock or Options, the issuance of Options, stock dividends, distributions payable in common stock, stock splits, reverse stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations or other similar event, other than:

                           (i) securities issued or issuable as a dividend or distribution on the Series B Preferred Stock;

                           (ii) not more than ten (10) shares of capital stock of the Company on an "as converted to common stock" basis, the issuance of which resulted from mathematical or other error or inadvertence, provided that the transaction in which such shares were issued was approved at the time by vote of a majority of the Board of Directors of the Company;

                           (iii) the first 500,000 shares of Common Stock issued or issuable pursuant to Employee Equity Issuances after March 12, 2003 (it being understood that the first such 500,000 shares shall not be subject to Section 2.2.2, and any subsequent Employee Equity Issuances shall be subject to Section 2.2.2; provided, further, such 500,000 share figure shall be appropriately adjusted to reflect transactions described in Sections 2.4 and 2.5);

                           (iv) securities issued or issuable as a dividend or distribution on the Series A Preferred Stock upon the conversion of the Series A Preferred Stock to Common Stock; and

                           (v) any securities issued or issuable as a result of an adjustment of the Warrant Price made pursuant to Section 2.2.

                  2.1.2 "Convertible Securities" means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for common stock or the value of which is otherwise derived from or based upon the value of the Common Stock.

                  2.1.3 "Employee Equity Issuances" means the issuance of shares of Common Stock or Options to officers, directors or employees of, or consultants to, the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors.

                  2.1.4 "Option" means any right, option, or warrant to subscribe for, purchase, or otherwise acquire common stock or Convertible Securities.

         2.2      Adjustments for Dilutive Issuances.

                  2.2.1 Issuances Other than Employee Equity Issuances. If the Company shall issue, after March 12, 2003, any Additional Shares of Common Stock (other than issuances pursuant to transactions described in
                           Section 2.4 and Section 2.5 but expressly excluding any new issuances concurrent with such transactions) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Warrant Price in effect immediately prior to each such issuance shall forthwith be adjusted to be equal to the amount of consideration per share received in connection with such issuance, as determined pursuant to Section 2.6. Notwithstanding the foregoing, the provisions of this
                           Section 2.2.1 shall not apply to Additional Shares of Common Stock issued through an Employee Equity Issuance.

                  2.2.2 Dilutive Issuances due to Employee Equity Issuances. If the Company shall issue, after March 12, 2003, any Additional Shares of Common Stock through an Employee Equity Issuance without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Warrant Price in effect immediately prior to each such issuance shall forthwith be adjusted to be equal to a price determined by multiplying the Warrant Price then in effect by a fraction (which shall in no event be greater than one), the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at the Warrant Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Shares of Common Stock. For purposes of the foregoing computation, the number of shares of Common Stock outstanding shall be deemed to include all shares of Common Stock actually outstanding and all shares of Common Stock deemed to be outstanding as a result of the application of the rules set forth in Section 2.3.

         2.3 Deemed Issuance of Additional Shares of Common Stock. In the case of the issuance of Options or Convertible Securities, the following provisions shall apply for all purposes of this
                  ARTICLE 2:

                  2.3.1 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Options (and, in the case of Options to acquire Convertible Securities, the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities) shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 2.6), if any, received by the Company upon the issuance of such Options plus the minimum exercise price provided in such Options (without taking into account potential antidilution adjustments) for the Common Stock covered thereby (plus, in the case of Options to acquire Convertible Securities, the minimum additional consideration, if any, deliverable upon conversion or exchange of such Convertible Securities).

                  2.3.2 The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for such Convertible Securities or upon the exercise of Options to purchase Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities were issued or such Options were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities and related Options (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in Section 2.6).

                  2.3.3 If, following the issuance of Options or Convertible Securities and the determination of the impact of such issuance pursuant to Section 2.3.1 or 2.3.2 above, there is any change in the maximum number of shares of Common Stock deliverable or in the minimum consideration payable to the Company upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Warrant Price shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

                  2.3.4 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to sections 2.3.1 and 2.3.2 shall be appropriately adjusted to reflect any change of the type described in subsection 2.3.3. No readjustment of the Warrant Price pursuant to a change described in the preceding sentence shall increase the Warrant Price more than the amount of any decrease made in respect of the corresponding issue of Options or Convertible Securities.

                  2.3.5 For purposes of this ARTICLE 2, Securities (including Options or Convertible Securities) shall be deemed to be issued on the earliest to occur of the grant, issuance, or sale of, or the fixing of a record date with respect to the distribution or issuance of, such securities.

         2.4 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in Common Stock, or other securities, subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

         2.5 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this ARTICLE 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.5 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

         2.6 Computation of Consideration. The consideration received by the Company for the issuance of any Additional Common Shares shall be computed as follows:

                  2.6.1 In the case of the issuance of Additional Shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                  2.6.2 In the case of the issuance of Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors. The Company shall provide the Holder with written notice of its fair market value determination pursuant to this Section 2.6.2 within 30 days following such issuance. If the holders of a majority of the outstanding warrants issued pursuant to the Purchase Agreement ("Majority Holders") deliver to the Company, within 30 days following delivery of the Company's written notice, written notice of their objection to such determination the fair market value shall be determined pursuant to the Appraisal Procedure, which determination shall be binding on the Holder and the company.

                  2.6.3 The consideration for Additional Shares of Common Stock issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors. The Company shall provide the Holder with written notice of its determination of the consideration provided in connection with an issuance covered by
                           Section 2.6.3 within 30 days following such issuance. If the Majority Holders deliver to the Company, within 30 days following delivery of the Company's written notice, objection to such determination, the consideration provided shall be determined pursuant to the Appraisal Procedure, which determination shall be binding on the Holder and the Company.

         2.7 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this ARTICLE 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

         2.8 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

         2.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Warrant Price pursuant to this ARTICLE 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based; provided, however, that the Company shall not be required to provide each holder with such a certificate more than one time per calendar quarter. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Warrant Price in effect at the time, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon exercise of the Warrant.

         2.10 Appraisal Procedure. In the event of a challenge to the fair market value determinations of the board of directors pursuant to Section 1.2.1 or 2.6.2, or the amount of consideration determined pursuant to Section 2.6.3, the Company and the Holder (or in case of Sections 2.6.2 and 2.6.3, the Majority Holders) shall attempt to select an investment banking firm to resolve such dispute. In the event that the Company and the Holder (or Majority Holders) are unable to agree upon an investment banking firm, within 30 days following the delivery of the Holder's (or Majority Holder's) written objections ("Objection Date"), the Company and the Holder (or Majority Holders), within 45 days following the Objection Date, shall each select an investment banking firm with a national reputation and the two firms so selected shall agree upon a third investment banking firm, which shall resolve such dispute. The findings of the investment banking firm so selected shall be binding on the Company and the Holder (or Majority Holders, as the case may be). The fees and costs of the investment banking firm selected shall be borne one-half by the Company and one-half by the Holder (or Majority Holders, as the case may be).

ARTICLE 3.        REPRESENTATIONS AND COVENANTS OF THE COMPANY.

         3.1 Representations and Warranties. The Company represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

         3.2      Notice of Certain Events. If the Company proposes at any time
                  (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a), (b), (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

         3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth in the Registration Rights Agreement between the Company, the Holder and certain other parties dated as of March 12, 2003, as amended.

ARTICLE 4.        MISCELLANEOUS.

         4.1 Voting Rights. This Warrant shall not entitle the registered holder to any voting rights or other rights as a stockholder of the Company but upon presentation of this Warrant with the Notice of Exercise duly executed and, if exercised pursuant to
                  Section 1.1, the tender of payment of the Warrant Price at the office of the Company pursuant to the provisions of this Warrant, the registered holder shall forthwith be deemed a stockholder of the Company in respect of the Shares so subscribed for.

         4.2 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of Shares issuable upon its exercise. A Warrant issued after any adjustment on any partial exercise or upon replacement may continue to express the same Warrant Price and the same number of Shares (appropriately reduced in the case of partial exercise) as are stated on this Warrant as initially issued, and that Warrant Price and that number of shares shall be considered to have been so changed as of the close of business on the date of adjustment.

         4.3 Term. This Warrant is exercisable in whole or in part at any time and from time to time beginning six months after the date hereof, through and including the Expiration Date.

         4.4 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

         THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND NO TRANSFER OF SUCH SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND OF ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, OR (B) PURSUANT TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

         4.5 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

         4.6 Transfer Procedure. Subject to the provisions of Section 4.5, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this

                  Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any affiliate of Holder at any time without prior notice to Company; provided, however, if Holder transfers this Warrant, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

         4.7 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time. Notices shall be addressed as follows:

                  If to Holder, to the address set forth on the signature page hereto.

                           With a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA  90067
                           Attn: Alvin G. Segel, Esq.

                  If to Company:

                           Novatel Wireless, Inc.
                           9360 Towne Centre Drive, Suite 110
                           San Diego, California
                           Attn: Peter Leparulo, Chief Executive Officer

                           With a copy to:

                           Latham & Watkins LLP
                           633 West Fifth Street, Suite 4000
                           Los Angeles, CA  90071
                           Attn: J. Scott Hodgkins, Esq.

         4.8 Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Majority Holders.

         4.9 Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         4.10 Taxes. The Company shall pay any issue or transfer taxes payable in connection with the exercise of the Warrant, provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the Holder.

         4.11 Attorney's Fees. In the event of any legal or equitable action between the parties concerning the terms and provisions of this Warrant, the party prevailing in such legal or equitable action shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

         4.12 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.2.1 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

         4.13 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

                                   "COMPANY"

                                   Novatel Wireless, Inc.

                                   By: /s/ Peter V. Leparulo
                                       Name: Peter V. Leparulo
                                       Title: Chief Executive Officer

                                   By: /s/ Melvin L. Flowers
                                       Name: Melvin L. Flowers
                                       Title: Sr. V.P. Finance, and CFO

                                            HOLDER'S ADDRESS

                                            [_______________________________]
                                            [_______________________________]
                                            [_______________________________]
                                            [_______________________________]

NOTICE OF EXERCISE

         To: Novatel Wireless, Inc.

         (1) The undersigned hereby (A) elects to purchase ________ shares of common stock of Novatel Wireless, Inc., pursuant to the provisions of Section
1.1 of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, or (B) elects to exercise this Warrant with respect to ______ shares of common stock issuable upon exercise of the Warrant, pursuant to the provisions of Section 1.2 of the attached Warrant.

         (2) Please issue a certificate or certificates representing said shares of common stock in the name of the undersigned or in such other name as is specified below:

                                          ______________________________________
                                          (Name)

                                          ______________________________________
                                          (Name)

         (3) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

                                          ______________________________________
                                          (Name)

_______________________________           ______________________________________
(Date)                                    (Signature)
                                          Address of Holder: